Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES OPERATING RESULTS FOR THIRD QUARTER OF FISCAL 2009; MAINTAINS $0.77 QUARTERLY DISTRIBUTION

NEW YORK, May 1, 2009 — K-Sea Transportation Partners L.P. (NYSE:KSP) today announced operating results for the third fiscal quarter ended March 31, 2009.  The Company reported operating income of $8.9 million, a decrease of $0.4 million, or 4%, compared to the third fiscal quarter ended March 31, 2008.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of fiscal 2009 was $22.3 million, an increase of $1.0 million, or 5%, compared to $21.3 million in the same quarter last year.  EBITDA is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

The Company also announced that its Board approved a distribution to unitholders for the third quarter of $0.77 per unit, or $3.08 per unit annualized.  The distribution will be payable on May 15, 2009 to unitholders of record on May 8, 2009.   The Company will issue 49,775 units to the general partner in lieu of $1.244 million in cash distributions, effectively $25.00 per unit. This has been approved by the Board of the general partner based on a recommendation from its Conflicts Committee, which consists entirely of independent directors. The general partner is prepared similarly to convert its distributions for the next three quarters into units at the greater of $ 25.00 per unit or the then current market price. This will be considered by the Board of the general partner at the time future distributions are considered.

President and CEO Timothy J. Casey said, “We are pleased with our results for the fiscal quarter ended March 31, 2009 and the fact that our EBITDA has increased over the prior year’s quarter.  We continue to experience solid vessel utilization and average daily rates primarily due to our significant proportion of long-term charter contracts.  As expected, the third fiscal quarter generally experiences winter slowdowns in the Alaskan and Great Lakes markets, which were slightly offset by a normal winter in the northeast.  As vessel utilization likely experiences a seasonal strengthening in the current quarter, we expect EBITDA will increase sequentially, as it has in the past.

In light of our results and expectations, including our belief that our current fiscal year’s results have been adversely impacted by several items that are not likely to recur, management recommended, and the Board determined, to maintain our quarterly distribution at $0.77 per unit, or $3.08 annualized.  We are committed in our effort to ride through these tough economic times, as evidenced by our general partner proposing to reinvest its distributions over the next several quarters in order to enhance our cash distribution coverage”.

Three Months Ended March 31, 2009

For the three months ended March 31, 2009, the Company reported operating income of $8.9 million, a decrease of $0.4 million, or 4%, compared to $9.3 million of operating income for the three months ended March 31, 2008.  This decrease resulted from a $1.2 million increase in depreciation and amortization, which is attributable to our significant investment in additional tank barges and tugboats, and higher than normal drydocking expenditures over the past year.  EBITDA increased by $1.0 million, or 5%, to $22.3 million for the three months ended March 31, 2009, compared to $21.3 million for the three months ended March 31, 2008.  The increase in EBITDA resulted mainly from increased average daily rates and vessel utilization compared to the prior year’s quarter.  This was offset to some extent by increased labor costs and increased bad debt expense of $0.6 million resulting from the resolution of an arbitration proceeding.

Net income for the three months ended March 31, 2009 was $3.9 million, or $0.24 per fully diluted limited partner unit, a decrease of $0.4 million compared to net income of $4.3 million, or $0.31 per fully diluted limited partner unit, for the three months ended March 31, 2008.  The fiscal 2009 third quarter was adversely impacted by the $0.4 million decrease in operating income.

Nine Months Ended March 31, 2009

For the nine months ended March 31, 2009, the Company reported operating income of $28.2 million, a decrease of $5.6 million, or 17%, compared to $33.8 million of operating income for the nine months ended March 31, 2008.  Operating income for the nine months ended March 31, 2009 was impacted negatively by two unusual items: a $2.0 million write-down in the carrying value of the fuel inventory in the tanks of the Company’s tugboats, and $2.5 million of insurance expense due to an additional call by the Company’s insurance carrier.  The decrease also resulted from increased labor, general and administrative expenses, and from higher depreciation and amortization expenses of $5.3 million resulting primarily from the acquisition of the Smith Maritime Group in August 2007, the delivery of six new-build tank barges since September 30, 2007, and the acquisition of eight tugboats in June 2008.  The Company also had a negative swing, compared to last year’s first nine months, on the disposition of equipment.  This was offset to some extent by increased average daily rates and vessel utilization as compared to the prior year’s period.  EBITDA decreased by $2.4 million, or 3%, to $67.9 million for the nine months ended March 31, 2009 compared to $70.3 million for the nine months ended March 31, 2008. The nine months ended March 31, 2008 benefited from a $2.1 million non-recurring gain representing the final settlement of our claims relating to the post-Katrina marine incident in November 2005.  Excluding the unusual and non-recurring items, operating income decreased to $32.7 million from $33.8 million and EBITDA increased to $72.4 million from $68.3 million.  Operating income and EBITDA excluding the unusual and non-recurring items are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the table below.

Net income for the nine months ended March 31, 2009 was $11.4 million, or $0.72 per fully diluted limited partner unit, a decrease of $7.9 million compared to net income of $19.3 million, or $1.50 per fully diluted limited partner unit, for the nine months ended March 31, 2008.  The fiscal 2009 period was adversely impacted by the $5.6 million decrease in operating income and the $2.1 million negative swing in other expense (income), net.  Excluding the unusual and non-recurring items, net income for the nine months ended March 31, 2009 was $15.9 million, or $1.01 per fully diluted limited partner unit.  The non-recurring gain of $2.1 million increased net income per fully diluted limited partner unit by $0.16 for the nine months ended March 31, 2008.  Net income excluding unusual and non-recurring items is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Distributable Cash Flow

The Company’s distributable cash flow for the third quarter of fiscal 2009 was $11.7 million, or 0.97 times the amount needed to cover the cash distribution of $12.1 million declared in respect of the period.  The coverage ratio for the nine months ended March 31, 2009 was 0.95 times.  Distributable cash flow is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Earnings Conference Call

The Company has scheduled a conference call for Friday, May 1, 2009, at 9:00 am Eastern time, to review the fiscal 2009 third quarter results.  Dial-in information for this call is (800) 706-7745 (Domestic) and (617) 614-3472(International).   The Passcode is 88327803.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until May 8, 2009; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 67915641.

About K-Sea Transportation Partners

K-Sea Transportation Partners is one of the largest coastwise tank barge operators in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com .

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, certain non-GAAP financial measures such as EBITDA, EBITDA excluding ususual and non-recurring items, operating income excluding ususual and non-recurring items, net income excluding unusual and non-recurring items and distributable cash flow are also presented.  EBITDA and EBITDA excluding unusual and non-recurring items are used as a supplemental financial measures by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.  Management believes distributable cash flow is useful as another measure of the Company’s financial and operating performance, and its ability to declare and pay distributions to partners.  Distributable cash flow does not represent the amount of cash required to be distributed under the Company’s partnership agreement.  Management believes that the exclusion of unusual and non-recurring items from EBITDA, operating income and net income enables it to evaluate more effectively the Company’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items.

None of the non-GAAP measures used in this press release should be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  The non-GAAP measures presented herein may not be comparable to similarly titled measures of other companies.  A reconciliation of each of the non-GAAP measures used in this press release to net income, the most directly comparable GAAP measure, is presented in the tables below.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding business outlook, vessel utilization and rates, delivery and integration of newbuild and acquired vessels (including the cost, timing and effects thereof), growth in earnings, cost increases (including insurance calls), the benefits of long-term charters, distributable cash flow and distributions per unit, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, the effects of the economic recession, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

Terrence P. Gill, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2009	2008	2009	2008

Voyage revenue	$74,628	$77,644	$242,302	$227,005
Bareboat charter and other revenue	3,810	3,105	15,889	9,181
Total revenues	78,438	80,749	258,191	236,186

Voyage expenses	13,393	20,502	56,371	55,877
Vessel operating expenses	35,271	31,111	110,607	91,002
General and administrative expenses	7,481	7,570	22,845	21,165
Depreciation and amortization	13,420	12,234	39,946	34,638
Net loss (gain) on disposal of vessels	(53)	3	250	(297)

Total operating expenses	69,512	71,420	230,019	202,385
Operating income	8,926	9,329	28,172	33,801
Interest expense, net	4,879	4,892	16,293	16,050
Other expense (income), net	84	271	202	(1,902)

Income before provision for income taxes	3,963	4,166	11,677	19,653
Provision for income taxes	55	(159)	312	346
Net income	$3,908	$4,325	$11,365	$19,307

General partner’s interest in net income	$50	$63	$148	$312
Limited partners’ interest in:
Net income	$3,858	$4,262	$11,217	$18,995
Net income per unit - basic	$0.25	$0.31	$0.73	$1.51
- diluted	$0.24	$0.31	$0.72	$1.50
Weighted average units outstanding - basic	15,744	13,714	15,369	12,560
- diluted	15,866	13,819	15,489	12,665

Supplemental Operating Statistics

	Three months ended		Nine months ended
	March 31,		March 31,
	2009	2008	2009	2008
Local Trade:
Average daily rate (1)	$8,067	$7,185	$7,578	$6,947
Net utilization (2)	80%	81%	81%	79%

Coastwise Trade:
Average daily rate	$13,865	$13,784	$13,335	$13,591
Net utilization	85%	82%	89%	87%

Total Fleet
Average daily rate	$11,979	$11,399	$11,455	$11,179
Net utilization	84%	81%	86%	84%

(1) Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2) Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended	Nine months ended
	March 31, 2009	March 31, 2009

Net income	$3,908	$11,365
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization (2)	13,595	40,494
Non cash compensation cost under long term incentive plan	353	964
Adjust gain/loss on vessel sale to net proceeds	69	1,003
Deferred income tax expense (benefit)	(26)	65
Non cash insurance expense (3)	127	1,941
Maintenance capital expenditures (4)	(6,300)	(18,800)

Distributable cash flow	$11,726	$37,032
Cash distribution in respect of the period (5)	$12,123	$38,857

Distribution coverage	0.97	0.95

(1) Distributable Cash Flow provides additional information for evaluating our operating performance and ability to continue to make quarterly distributions, and is presented solely as a supplemental performance measure.

(2) Including amortization of deferred financing costs.

(3) Represents non cash insurance expense recorded in the nine months ended March 31, 2009, which is not required to be paid until August 2009.  Such expense resulted from additional calls made by our insurer on retrospective policy years, which are subject to reassessment prior to the payment date; $529 of additional calls are not added back as they were paid in January 2009.

(4) Maintenance capital expenditures are the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term.  This amount includes two components: 1) an allowance for future scheduled drydocking costs calculated using annually updated projections of such costs over the next five years.  Based on historical results, the difference between cumulative amounts charged and the actual amounts spent are adjusted over the same five-year period; 2) an allowance to replace the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

(5) The distribution for the general partner in respect of the third quarter is not included because it will be paid in units in lieu of cash.

Earnings before Interest, Taxes, Depreciation and Amortization

	Three months ended		Nine months ended
	March 31,		March 31,
	2009	2008	2009	2008

Net income	$3,908	$4,325	$11,365	$19,307
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	13,420	12,234	39,946	34,638
Interest expense, net	4,879	4,892	16,293	16,050
Provision for income taxes	55	(159)	312	346

EBITDA	$22,262	$21,292	$67,916	$70,341

Other Non-GAAP Measures

	Nine months ended
	March 31,
	2009	2008

Operating income	$28,172	$33,801
Additional insurance calls	2,470	—
Fuel inventory write-down	2,018	—

Operating income, as adjusted	$32,660	$33,801

EBITDA	$67,916	$70,341
Additional insurance calls	2,470	—
Fuel inventory write-down	2,018	—
Settlement of legal proceedings	—	(2,073)

EBITDA, as adjusted	$72,404	$68,268

Net income	$11,365	$19,307
Additional insurance calls	2,470	—
Fuel inventory write-down	2,018	—
Settlement of legal proceedings	—	(2,073)

Net income, as adjusted	$15,853	$17,234

Net income per unit - diluted	$0.72	$1.50
Additional insurance calls	0.16	—
Fuel inventory write-down	0.13	—
Settlement of legal proceedings	—	(0.16)

Net income per unit - diluted, as adjusted	$1.01	$1.34

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	June 30,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$219	$1,752
Accounts receivable, net	27,626	42,090
Prepaid expenses and other current assets	14,447	21,045
Total current assets	42,292	64,887

Vessels and equipment, net	589,121	608,209
Construction in progress	65,044	40,370
Goodwill	54,300	54,300
Other assets	31,535	30,542
Total assets	$782,292	$798,308

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$17,328	$16,754
Accounts payable and accrued expenses	41,788	54,546
Deferred revenue	12,485	14,219
Total current liabilities	71,601	85,519

Term loans and capital lease obligations	255,744	256,381
Credit line borrowings	139,550	166,071
Other liabilities	23,778	6,707
Deferred taxes	3,994	3,933
Total liabilities	494,667	518,611
Non-controlling interest in equity of joint venture	4,498	4,519
Commitments and contingencies
Partners’ Capital	283,127	275,178
Total liabilities and partners’ captial	$782,292	$798,308